SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2004

AboveNet, Inc. (formerly Metromedia Fiber Network, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23269	11-3168327
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 Hamilton Avenue White Plains, New York	10601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(914) 421-6700

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On August 10, 2004, AboveNet, Inc. (the “Company”) paid in full its $62 million aggregate principal amount of Resettable Rate Senior Secured Notes Due September 30, 2008 (the “Notes”). The Notes were issued as part of the Company’s plan of reorganization in connection with its emergence from Chapter 11 bankruptcy protection in September 2003. After payment of the Notes, the Company’s unrestricted U.S. cash is approximately $34 million.

The Securities and Exchange Commission (“SEC”) initiated an investigation of the Company in early 2002 after the Company announced it would reexamine its reported operating results for the first three quarters of 2001. The investigation is continuing as of the date hereof. The Company cannot predict how or when the investigation will be resolved. The Company does not have audited financial statements for the years 2001, 2002 or 2003 and is not current with its quarterly or annual financial filings with the SEC. As a result, the Company does not believe adequate current public information exists regarding its business and financial condition to support a market in its securities. Persons who propose to invest in the Company’s securities do so at their own risk. The cautionary statements contained in this Current Report on Form 8-K should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

By including any information in this Current Report on Form 8-K, the Company does not necessarily acknowledge disclosure of such information is required by applicable law or is material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 11, 2004

ABOVENET, INC.

(Registrant)

	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel